Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	Name(s) Under Which the Subsidiary Does Business	Jurisdiction of Incorporation
Renovacor Holdings, Inc.*	Renovacor, Renovacor, Inc.	USA (Delaware)

* Wholly-owned subsidiary of the Registrant.